Exhibit 99.1

For:

Nobel Learning Communities, Inc.

George H. Bernstein

President and Chief Executive Officer

484-947-2000

Nobel Learning Communities, Inc. Responds to Proposal

West Chester, Pa. – March 11, 2009 – Nobel Learning Communities, Inc., (NASDAQ:NLCI) announced today that its Board of Directors has received a March 10, 2009 letter from Knowledge Learning Corporation proposing to acquire the Company for $13.50 per share in cash. This proposal is the first formal communication from Knowledge Learning Corporation since its unsolicited expression of interest in pursuing an acquisition at $17 per share in cash on September 22, 2008. Subsequent to the September 22, 2008 letter, the Board authorized a committee consisting solely of independent directors to evaluate the proposal and strategic alternatives to enhance stockholder value, engaged J.P. Morgan Securities Inc. as the Company’s financial advisor, and undertook a process to determine whether a sale transaction at the current time would be in the best interest of the Company’s stockholders.

“Now that we have finally received a current proposal from Knowledge Learning Corporation,” said Dr. Therese Crane, Board chair, “we can complete our process and make a final decision about the future of our Company. We intend to do so promptly.”

According to George Bernstein, the Company’s President and Chief Executive Officer, “We are extremely disappointed at Knowledge Learning Corporation’s letter, especially since we had numerous school tours and meetings with its representatives, we extended at Knowledge Learning Corporation’s request on more than one occasion the time frame for submitting proposals which we had communicated to it and other interested parties, and this is the first we have heard that it was severely reducing its proposed price. This is particularly disconcerting to us since Knowledge Learning Corporation declined our repeated offers to share with it material non-public information about our Company in order to enable it to better understand our strategy, prospects and value. Although we clearly recognize the impact of the weak economy on the capital markets and our business, we continue to perform at the top end of our industry and remain optimistic about our ability to execute our strategic plans and to deliver long-term value to our stockholders as an independent company.”

There is no assurance that a sale of the Company will result from this process.

About Nobel Learning Communities

Nobel Learning Communities, Inc. is a national network of over 180 nonsectarian private schools, including preschools, elementary schools, and middle schools in 15 states across the nation. Nobel Learning Communities provides high quality private education, with small class sizes, caring and skilled teachers, and attention to individual learning styles. Nobel Learning Communities also offers an array of supplemental educational services, including before- and after-school programs, the Camp Zone® summer program, learning support programs, and specialty high schools. For more information on Nobel Learning Communities, please visit www.NobelLearning.com.

Safe Harbor Statement

Except for historical information contained in this press release, the information in this press release consists of forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include among others, the implementation and results of the Company’s ongoing strategic initiatives; the Company’s ability to compete with new or existing competitors; dependence on senior management and other key personnel; changes in general economic conditions; and risks and uncertainties arising in connection with Knowledge Learning Corporation’s proposal to acquire the Company. Other risks and uncertainties are discussed in the Company’s filings with the SEC. These statements are based only on management’s knowledge and expectations on the date of this press release. The Company will not necessarily update these statements or other information in this press release based on future events or circumstances.

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